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                                                                   Exhibit(c)(5)

                                  CONFIDENTIAL
                         MUTUAL NON-DISCLOSURE AGREEMENT

      This Agreement is entered into effective as of the 15 day of October, 1999 by and between SER Systeme AG, a German corporation ("SER") and EIS International, Inc., a Delaware corporation ("EIS").

      WHEREAS, in order to enable the parties to evaluate the merits of a possible business transaction between them (the "Transaction"), each party may furnish to the other certain information.

      NOW, THEREFORE, to induce EIS and SER to disclose such information, the parties agree as follows:

      1. Each party agrees that all information disclosed by a party (the "Disclosing Party"), including without limitation information acquired by the other party (the "Receiving Party") from Disclosing Party's employees or upon inspection of Disclosing Party's property, relating (without limitation) to Disclosing Party's products, designs, business opportunities, plans (business, marketing or otherwise), strategies, budgets, finance, customer lists, contracts, research and development, software programs, trade secrets, know-how, techniques, inventions, processes, distribution methods, schematics and personnel disclosed to Disclosing Party by third parties, shall be considered "Confidential Information".

      2. Confidential Information shall not include information which recipient is able to prove by documentary evidence (a) is now or subsequently becomes generally known or available by publication, commercial or otherwise, through no fault of the Receiving Party, (b) was known by the recipient at the time of the disclosure or was independently developed by the Receiving Party without the use of any Confidential Information, or (c) must be disclosed pursuant to applicable legal disclosure requirements or legal process. Confidential Information shall also not include information that the parties agree in writing may be disclosed by Receiving Party.

      3. The Receiving Party expressly agrees not to use the Confidential Information for purposes other than those necessary to consider whether to enter into a Transaction and shall strictly limit its disclosure to such of its employees, directors and advisors having a need to know such information, which parties shall be advised that such information is Confidential Information and subject to the terms of this Agreement. Except as set forth herein, the Receiving Party shall hold all information received in confidence and not sell, assign, transfer, release or otherwise disclose the Confidential Information, or material derived therefrom, to any third party, or to its other employees, officers, directors, shareholders, agents or consultants. Notwithstanding the termination of this Agreement for any reason, the Receiving Party shall not use the Confidential Information for purposes of competing with the Disclosing Party.

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      4. Except as must be disclosed pursuant to applicable legal disclosure requirements or legal process, neither party nor any of its respective representatives may, without the prior written consent of the other party, disclose to any person (other than to its employees, directors and advisors having a need to know such information) that the parties have exchanged confidential information, are engaged in negotiations for a Transaction, or the proposed terms of a Transaction (collectively, the "Negotiations") until such information has been disclosed by an appropriate legal filing and/or press release mutually agreed upon by SER and EIS. Each party shall undertake all necessary and reasonable steps to ensure that the Negotiations remain secret and confidential.

      5. In the event that the Receiving Party or anyone to whom the Receiving Party transmits the Disclosing Party's Confidential Information pursuant to this Agreement becomes legally compelled to disclose all or any portion of the Disclosing Party's Confidential Information or to disclose the existence of Negotiations, the Receiving Party will provide the Disclosing Party with prompt notice thereof, so that the Disclosing Party may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the Receiving Party or the recipient of such Disclosing Party's Confidential Information will furnish only that portion of the Disclosing Party's Confidential Information or aspect of the Negotiations which is legally required to be disclosed and the Receiving Party, upon the written request of the Disclosing Party, will exercise its reasonable efforts to obtain reliable assurances that confidential treatment will be afforded such portion of the Disclosing Party's Confidential Information.

      6. The Receiving Party shall immediately notify the Disclosing Party in writing of any unauthorized use or disclosure of the Confidential Information or the Negotiations, and shall provide a detailed description of the circumstances of the disclosure and the parties involved, and shall cooperate in any reasonable efforts to limit or respond to such disclosure.

      7. The Receiving Party agrees that all Confidential Information provided by the Disclosing Party shall remain the property of the Disclosing Party and no license or other rights in the Confidential Information is granted hereby. The Receiving Party will not disclose the existence, content and/or substance of any of the Confidential Information to any third party; nor develop, manufacture, produce and/or distribute any software product(s) derived from or which otherwise use any of the Confidential Information. The Disclosing Party agrees to return (and have any third party to who it supplied the Confidential Information return) to the Receiving Party, immediately upon notification by the Disclosing Party in writing, all Confidential Information, including but not limited to all computer programs, documentation, notes, plans, drawings, and copies or reproductions thereof, in any form or medium whatsoever, and not to retain any copies thereof.

      8. The Receiving Party will, to the maximum extent permitted by applicable law, refrain from disassembling or decompiling software, or otherwise attempting to reverse engineer the design and function of any of the Confidential Information. The Receiving Party will not remove any copyright notice, trademark notice and/or other proprietary legend or indication of confidentiality set forth on or contained in any of the Confidential Information.


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      9. The parties agree that any product, plan, strategy or other thing or concept jointly developed as a result of, or during, the Negotiations, shall be the joint property of both parties hereto. Neither party shall use, license or otherwise exploit such jointly developed item(s) without the express prior written consent of the other party hereto, which consent shall not be unreasonably withheld or delayed. Notwithstanding the above, any product, plan, strategy or other thing or concept that a party can prove was known by the recipient at the time of the development with the other party or was independently developed shall not be considered a jointly developed item(s).

      10. Each party hereby acknowledges that unauthorized disclosure or use of Confidential Information or the Negotiations could cause irreparable harm and significant injury, the extent of which may be difficult to ascertain. Accordingly, each party agrees that each party shall have the right to seek and obtain immediate injunctive relief from breaches of this Agreement, in addition to any other rights and remedies each party may have.

      11. Although the Disclosing Party shall endeavor to provide the other party with information relevant for an evaluation of a Transaction, the Disclosing Party and its advisors have not made, and will not make, any representation or warranty, express or implied, as to the accuracy or completeness of the information being provided. Any and all such representations and warranties shall be only as specifically set forth in a definitive agreement, if one is hereafter executed and delivered in connection with a Transaction.

      12. Without the written consent of the other party, neither party nor its affiliates shall not solicit for employment, nor shall it employ or retain or enter into any contract for the provision of personal services during the two
(2) year period commencing on the date hereof any person who is employed by the other party as of the date hereof.

      13. The Receiving Party agrees to indemnify and hold the Disclosing Party harmless from and against all claims, losses, liabilities, damages, expenses and costs (including, without limitation, reasonable fees for attorneys, expert witnesses and court costs) which result from a breach or threatened breach of this Agreement by the Receiving Party.

      14. (a) This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia, excluding its choice of law rules, and the courts of Fairfax County (if under State law) or the Eastern District of Virginia (if under Federal law) shall have exclusive jurisdiction and venue of such actions; (b) the prevailing party, as determined by the court, in any action between the parties arising from this Agreement shall be entitled to recover, in addition to any other relief awarded, its costs and expenses incurred in any such proceeding, including reasonable fees for attorneys, expert witnesses and court costs; (c) the Receiving Party's rights under this Agreement may not be assigned to any third party without the Disclosing Party's prior written consent and any attempted or purported assignment of this Agreement without such party's consent shall be void; and (d) this Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous negotiations, discussions and understandings of the parties.


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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first written above.

SER SYSTEME AG                            EIS INTERNATIONAL, INC.


By: /s/ DR. PHILLIP A. STOREY             By: /s/ JAMES E. MCGOWAN
   -------------------------                 -------------------------
    Name: Dr. Phillip A. Storey               Name: James E. MCGOWAN
    Title: VORSTAND (EXEC. VP)                Title: Pres/CEO


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